Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2021 by and between Altus Power America Management, LLC, a Delaware limited liability company, (the “Company”) and Gregg Felton (the “Executive”), and is effective as of the Closing Date, as such term is defined in that certain Business Combination Agreement and Plan of Merger, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among CBRE Acquisition Holdings, Inc., a Delaware corporation (“CBRE”), CBAH Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of CBRE (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of CBRE (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company, APAM Holdings LLC, a Delaware limited liability company, and Altus Power, Inc. (the “Parent Company”), providing for, among other things, and subject to the terms and conditions therein, a business combination between CBRE and the Parent Company pursuant to the proposed initial merger of First Merger Sub with and into the Parent Company (the “First Merger”), with the Parent Company as the surviving company, and immediately thereafter the merger of the Parent Company with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub continuing as the surviving entity (the “Business Combination Agreement”). In the event that the Closing (as such term is defined in the Business Combination Agreement) does not occur, this Agreement will be void and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to continue to employ the Executive as Co-Chief Executive Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.    Position and Duties.

(a)    Effective as of the Closing Date, the Executive will continue to be employed by the Company, on a full-time basis, as its Co-Chief Executive Officer. In addition, the Executive may be asked from time to time to serve as a director or officer of the Company or one or more of the Company’s Affiliates, without further compensation.

(a)    The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them; provided, that the Executive may (i) manage the Executive’s personal investments and (ii) engage in not-for-profit activities, in each case so long as any such activities do not (A) violate the terms of this Agreement or (B) interfere with the Executive’s duties and responsibilities to the Company.

(b)    The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.    Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)    Base Salary.    The Company will pay the Executive a base salary at the rate of $550,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company’s Board of Directors (including any committees thereof, the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”). The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board as part of setting annual goals for the business..

(b)    Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual Target Bonus in an amount equal to 100% of his Base Salary. The Target Bonus will be adjusted based on the extent to which the Parent Company’s financial performance meets, exceeds, or falls short of relevant targets. The Executive can achieve a maximum bonus equal to 200% of his Base Salary, with the actual amount of any such bonus to be determined by the Compensation Committee of the Board in its discretion, based on the Executive’s performance and the Parent Company’s performance against goals established by the Board. The actual bonus will be determined against a defined list of strategic performance objectives which will be set and measured by the Compensation Committee of the Board. The annual bonus, to the extent payable, shall be paid in accordance with the general payroll practices of the Company when bonuses are paid to other senior executives generally, and in any event not earlier than January 1st or later than December 31st of the calendar year immediately following the calendar year to which such annual bonus relates. Except as otherwise provided in Section 5(b), in order to receive any annual bonus hereunder, the Executive must be employed through the date that such bonus is paid.

(c)    Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d)    Vacations. The Executive will be entitled to earn twenty-five (25) days of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(e)    Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.    Confidential Information and Restricted Activities. The Executive shall become party to the Confidential Information, Inventions and Proprietary Rights Agreement (the “CIIA”), attached hereto as Exhibit A, which is incorporated into this Agreement by reference and made a part hereof.

4.    Termination of Employment.    The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean, in the reasonable and good faith judgment of the Board: the Executive’s (a) failure to comply with the Company’s policies and procedures which the Board reasonably determines has been or is likely to be injurious to the Company or its Affiliates, monetarily or otherwise; (b) willful or illegal misconduct or grossly negligent conduct that is injurious to the Company or its Affiliates, monetarily or otherwise; (c) violation of laws or regulations governing the Company or its Affiliates or violation of the Company’s code of ethics; (d) breach of any fiduciary duty owed to the Company or its Affiliates; (e) misrepresentation or dishonesty which the Board reasonably determines has been or is likely to be injurious to the Company or its Affiliates; (f) material breach of the Executive’s duties under this Agreement or a breach of the CIIA; (g) involvement in any act of moral turpitude that in the reasonable opinion of the Board has an injurious effect on the Company or its Affiliates or their reputation; or (h) breach of the terms of any non-solicitation or confidentiality clause contained in an employment agreement(s) with any former employer.

(b)    By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)    By the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent: (i) the Executive’s authority, duties or responsibilities are materially and adversely changed; (ii) the Executive’s Base Salary or bonus targets are materially reduced by the Company other than in connection with a general reduction of executive salaries and bonus targets; or (iii) the geographic location for the performance of the Executive’s duties is moved more than 50 miles from the geographic location at the effective date; provided, however, that for a termination to qualify as a “Good Reason” termination (A) the Executive must have provided the Company written notice within ninety (90) days following the occurrence of an event that allegedly constitutes Good Reason specifying in reasonable detail the nature thereof, (B) the Company must have failed to cure within thirty (30) days after receiving valid notice, and (C) the Executive must have resigned within thirty (30) days following the Company’s failure to cure.

(d)    By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e)    Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5.    Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)    Severance Payments. In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, the Company will pay the Executive, in addition to Final Compensation, (i) twelve (12) months’ Base Salary at the rate in effect at the time the Executive’s employment terminates (ii) a pro rata short-term incentive bonus for the performance period in which such termination occurs, with the pro-ration determined based on the number of days that the Executive was employed by the Company during the performance period and the amount of the short-term incentive bonus determined based on actual performance for the entire performance period and to be paid on the date provided in Section 2(b); (iii) any annual bonus for the prior year that is unpaid and to be paid on the date provided in Section 2(b), and (d) subject to Executive’s timely election and continued eligibility for COBRA continuation coverage, Company subsidized COBRA continuation coverage for a period of 12 months (determined on a pre-tax basis) or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (the “Severance Payments”).

(c)    Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his signing and returning, without revoking, to the Company a timely and effective release of claims in a form provided by the Company containing customary terms (the “Release”), and continued compliance with the CIIA. The Release must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled, other than as set forth in Section 5(b) and 5(c) (if applicable) will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the effective date of the Release, provided that if the period over which the Executive has to consider whether to enter into the Release spans calendar years, the first payment will commence on the first payroll date in the second calendar year, but will be retroactive to the day following such date of termination.

(d)    Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under the CIIA. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued full performance of his obligations under the CIIA.    Upon termination of the Executive’s employment by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.    Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.    Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Miscellaneous. This Agreement, together with the CIIA, sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Connecticut contract and shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
ALTUS POWER AMERICA MANAGEMENT, LLC

/s/ Gregg Felton	By:	/s/ Dustin Weber
Gregg Felton		Name: Dustin Weber
Title: CFO & COO